WORLD FUNDS TRUST 485BPOS

 Exhibit 99(i)(15)

April 29, 2020

World Funds Trust

8730 Stony Point Parkway, Suite 205

Richmond, VA 23235

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Legal Counsel” in the Statement of Additional Information for the Mission-Auour Risk-Managed Global Equity Fund, a series portfolio of the World Funds Trust (the “Trust”), which is included in Post-Effective Amendment No. 357 to the Trust’s Registration Statement under the Securities Act of 1933, as amended (No. 333-148723), and Amendment No. 358 to the Trust’s Registration Statement under the Investment Company Act of 1940, as amended (No. 811-22172), on Form N-1A.

If you have any questions concerning the foregoing, please contact the undersigned at (913) 660-0778 or John.Lively@practus.com.

Regards,
/s/ John H. Lively
On behalf of Practus, LLP